Craig C. Sellars Named President and Chief Executive Officer of O2 Secure Wireless, Inc.

NORCROSS, GA -- 07/16/2007 -- The O2 Secure Wireless, Inc. (OTCBB: OTOW) Board of Directors announced today that Craig C. Sellars has been unanimously elected President and Chief Executive Officer of O2 Secure Wireless, Inc., effective immediately. Mr. Sellars succeeds former Chairman and CEO T. Scott Conley.

"It is a tremendous honor to be given the opportunity to lead such an amazing team," said Mr. Sellars. "This Company has shown its ability to perform and continues to demonstrate its ability to succeed in the marketplace. Our greatest strengths are our people and our technology, both of which have demonstrated that they are unparalleled in our industry."

Mr. Sellars joined O2 Secure Wireless in November of 2004 to lead the operations and technology development of the Company and was elected to the Board of Directors in April of 2006. He has over 12 years of experience in the Internet and Wireless industries with a focus on technology research and application, and business development. In 2001 he co-founded Netconx D&C Wireless, a leader in wireless deployments for residential and municipal markets. He has a proven track record of technological innovation, product development and industry leadership, which represents the ideal mix for the continued growth and success of O2 Secure Wireless.

Mr. Conley is a founder of O2 Secure Wireless and he served as both Chairman and CEO since the Company's inception in 2003. Under his leadership, the Company established itself as an industry leader in high-density wireless deployments, covering over 40,000 residential units nationwide. Having completed his intended goals for the Company's initial development and growth as Chairman of the Board of Directors and Chief Executive Officer, he is resigning both positions to pursue other interests.

"We are extraordinarily grateful to Scott for his leadership and direction over the past four years," said Mr. Sellars. "The Company is a result of his phenomenal idea which he developed into a major player among its peers. Thanks to his efforts, hard work and dedication the Company is poised to achieve continued revenue growth while maintaining our unwavering commitment to our customers."

Conley and the Company have agreed to the terms of separation set forth in his employment agreement dated February of 2007.

About O2 Secure Wireless

O2 Secure Wireless, Inc. (OTCBB: OTOW) is a premier Wireless Internet Service and Technology Provider redefining exceptional high-speed Internet access, services and support to residential communities, mobile professionals, businesses and municipalities. O2 Secure Wireless utilizes Broadband Wi-Fi to cover its customers with the most secure wireless technology and provides the highest level of customer service.

Safe Harbor

Forward-Looking Statements: This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of O2 Secure Wireless only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; economic downturns affecting the operations of the Company, adequate financing to achieve the new strategic plans, and the unavailability of general financing to complete management's overall plans and objectives. O2 Secure Wireless undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
O2 Secure Wireless, Inc.
Aaron King
770-246-3784
media@o2securewireless.net
investors@o2securewireless.net